Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2025 Profit

Second Quarter 2025 Summary

●	Q2 2025 pre-tax income of $163 million, net income of $120 million, or $2.91 per diluted share
●	Q2 2025 block hour production increased by 19% compared to Q2 2024 and 7% compared to Q1 2025
●	As previously announced, SkyWest secured an agreement to purchase and operate 16 new E175 aircraft for Delta Air Lines

ST. GEORGE, UTAH, July 24, 2025 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2025, including net income of $120 million, or $2.91 per diluted share, compared to net income of $76 million, or $1.82 per diluted share, for Q2 2024.

As previously announced, SkyWest secured an agreement to purchase and operate 16 new E175 aircraft under a multi-year flying contract for Delta Air Lines (“Delta”). The 16 new E175 aircraft are expected to replace 11 CRJ900s and 5 CRJ700s SkyWest is currently flying under contract with Delta. SkyWest is scheduled to purchase the 16 E175s from Embraer with delivery dates in 2027 and 2028.

Commenting on the results, Chip Childs, President and Chief Executive Officer of SkyWest, said, “Demand for our product remains solid. We believe we are well-positioned to deploy our capital for long-term growth and fleet opportunities, including service expansion in smaller communities and optimizing our fleet to meet the demand for regional flying. I want to thank our team of professionals for delivering an outstanding performance during the second quarter.”

Financial Results

Revenue was $1.0 billion in Q2 2025, up $168 million, or 19%, from $867 million in Q2 2024. SkyWest’s Q2 2025 block hour production increased 19% compared to Q2 2024, which reflects improvements in captain availability, higher fleet utilization and strong demand.

Operating expenses were $865 million in Q2 2025, up $118 million, or 16%, from $747 million in Q2 2024, driven by the increase in flight production year-over-year, partially offset by operating efficiencies from higher utilization of our fleet.

Capital and Liquidity

SkyWest had $727 million in cash and marketable securities at June 30, 2025, compared to $802 million at December 31, 2024.

Total debt at June 30, 2025 was $2.5 billion, down from $2.7 billion at December 31, 2024. Capital expenditures during Q2 2025 were $169 million for the purchase of two new E175 aircraft, four CRJ900 aircraft, spare engines and other fixed assets.

In May 2025, the SkyWest Board of Directors approved a $250 million increase to its existing share repurchase plan. SkyWest repurchased 195,000 shares of common stock for $17.3 million during Q2 2025 at an average price per share of $88.61, up 38% from 141,000 shares repurchased during Q1 2025. As of June 30, 2025, SkyWest had $267 million of remaining availability under its current share repurchase program.

Commercial Agreements

Under a previously announced agreement with United Airlines (“United”), SkyWest took delivery of two new E175 aircraft during Q2 2025. SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The table below summarizes E175 aircraft delivered during Q2 2025 and anticipated future deliveries during the periods indicated based on currently available information, which is subject to change.

	Delivered	Anticipated
	Q2 2025	Q3-Q4 2025	2026	2027	2028	Thereafter	Total
United	2	5	8	ꟷ	ꟷ	ꟷ	13
Delta	ꟷ	ꟷ	ꟷ	10	6	ꟷ	16
Alaska Airlines	ꟷ	1	ꟷ	ꟷ	ꟷ	ꟷ	1
Unassigned	ꟷ	ꟷ	ꟷ	ꟷ	4	40	44
Total	2	6	8	10	10	40	74

By the end of 2028, SkyWest anticipates having nearly 300 E175 aircraft. As previously announced, SkyWest entered into a purchase agreement with Embraer, which secures delivery positions for 44 additional E175s from 2028 through 2032 for potential future flying opportunities. SkyWest also secured purchase rights on 50 additional E175s.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 42 million passengers in 2024.

SkyWest will host its conference call to discuss its second quarter 2025 results today, July 24, 2025, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/794666333. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2025 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the timing of scheduled aircraft deliveries, including with respect to aircraft for which SkyWest holds firm delivery positions or purchase rights, the transition of the new E175 aircraft to replace existing aircraft in SkyWest’s fleet and the timing thereof, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements and quickly placing new aircraft deliveries into service, scheduled flight service to smaller communities, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing international hostilities, including those between Russia and the Ukraine, Israel and Hamas, and Israel and Iran, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflicts; the availability of parts used in connection with maintenance and repairs of the aircraft; the availability of suitable replacement aircraft for aging aircraft; the impact of recently enacted and proposed U.S. tariffs on global economic conditions and the financial markets, passenger demand, the cost of aircraft parts and supplies sourced internationally and the cost of service providers located outside of the United States; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
OPERATING REVENUES:
Flying agreements	$987,511	$838,170	$1,903,505	$1,616,459
Lease, airport services and other	47,716	28,948	80,177	54,273
Total operating revenues	1,035,227	867,118	1,983,682	1,670,732

OPERATING EXPENSES:
Salaries, wages and benefits	390,243	355,005	767,554	706,004
Aircraft maintenance, materials and repairs	238,885	183,267	447,985	328,682
Depreciation and amortization	90,150	96,814	179,596	192,684
Airport-related expenses	27,116	17,535	54,939	38,423
Aircraft fuel	27,459	21,328	51,947	42,492
Other operating expenses	91,246	73,529	172,156	143,301
Total operating expenses	865,099	747,478	1,674,177	1,451,586
OPERATING INCOME	170,128	119,640	309,505	219,146

OTHER INCOME (EXPENSE):
Interest income	11,050	12,040	21,136	23,666
Interest expense	(26,566)	(28,966)	(53,684)	(58,795)
Other income (expense), net	8,504	(548)	6,877	(1,676)
Total other expense, net	(7,012)	(17,474)	(25,671)	(36,805)

INCOME BEFORE INCOME TAXES	163,116	102,166	283,834	182,341
PROVISION FOR INCOME TAXES	42,847	26,588	63,014	46,465
NET INCOME	$120,269	$75,578	$220,820	$135,876

BASIC EARNINGS PER SHARE	$2.98	$1.88	$5.46	$3.38
DILUTED EARNINGS PER SHARE	$2.91	$1.82	$5.32	$3.28

Weighted average common shares:
Basic	40,416	40,179	40,453	40,239
Diluted	41,351	41,431	41,475	41,462

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,
	2025	2024
Cash and marketable securities	$727,021	$801,628
Other current assets	334,502	315,439
Total current assets	1,061,523	1,117,067

Property and equipment, net	5,596,348	5,521,796
Deposits on aircraft	85,000	65,612
Other long-term assets	431,212	435,392
Total assets	$7,174,083	$7,139,867

Current portion, long-term debt	$490,536	$535,589
Other current liabilities	967,139	894,002
Total current liabilities	1,457,675	1,429,591

Long-term debt, net of current maturities	2,006,034	2,136,786
Other long-term liabilities	1,127,954	1,164,709
Stockholders' equity	2,582,420	2,408,781
Total liabilities and stockholders' equity	$7,174,083	$7,139,867

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	June 30, 2025	December 31, 2024	June 30, 2024
E175 aircraft	265	262	248
CRJ900 aircraft	36	36	41
CRJ700/CRJ550 aircraft	121	119	99
CRJ200 aircraft	80	75	87
Total aircraft in service or under contract	502	492	475

As of June 30, 2025, SkyWest leased 35 CRJ700/CRJ550s and five CRJ900s to third parties and had eight CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended June 30,				For the six months ended June 30,
Block hours by aircraft type:	2025	2024	% Change		2025	2024	% Change
E175s	219,566	195,207	12.5%		426,928	374,192	14.1%
CRJ900s	22,671	20,823	8.9%		45,659	38,215	19.5%
CRJ700s/CRJ550s	84,326	58,311	44.6%		159,403	116,596	36.7%
CRJ200s	49,706	43,121	15.3%		96,434	78,260	23.2%
Total block hours	376,269	317,462	18.5%		728,424	607,263	20.0%

Departures	222,874	189,325	17.7%		424,712	358,757	18.4%
Passengers carried	12,092,758	10,691,017	13.1%		22,483,122	19,840,470	13.3%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	99.1%	99.0%	0.1	pts	98.7%	98.4%	0.3	pts
Passenger load factor	82.8%	84.4%	(1.6)	pts	80.8%	82.7%	(1.9)	pts
Average trip length	451	460	(2.0)%		457	461	(0.9)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of June 30, 2025 and December 31, 2024 (dollars in thousands, unaudited).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue recognized in excess of fixed cash payments received	$22,976	$5,551	$35,886	$6,414

	As of June 30,	As of December 31,
	2025	2024
Cumulative fixed cash payments received in excess of revenue recognized, commonly referred to as "deferred revenue"	$286,483	$322,369